As filed with the Securities and Exchange Commission on November 15, 2001
                                                              File No.
                                                                       ---------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             -----------------------

                                 TEAMSTAFF, INC.
             (Exact name of Registrant as specified in its charter)

       New Jersey               300 Atrium Drive               22-1899798
(State of Incorporation)   Somerset, New Jersey 08873       (I.R.S. Employer
                                 (732) 748-1700           Identification Number)
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                -----------------

                         2000 Employee Stock Option Plan
                  2000 Non-Executive Director Stock Option Plan
                            (Full title of the Plans)

                                -----------------

                                Donald W. Kappauf
                             Chief Executive Officer
                                300 Atrium Drive
                           Somerset, New Jersey 08873
                                 (732) 748-1700
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------

                                 With copies to:
                             Brian C. Daughney, Esq.
                           Michael A. Goldstein, Esq.
                            GOLDSTEIN & DIGIOIA, LLP
                              369 Lexington Avenue
                            New York, New York 10017
                            Telephone (212) 599-3322
                            Facsimile (212) 557-0295

                         CALCULATION OF REGISTRATION FEE

                                                   Proposed     Proposed
                                                    Maximum      Maximum
                                                   Offering     Aggregate     Amount of
Title of Each Class of Securities   Amount to be   Price per    Offering     Registration
Being Registered                     Registered     Share(3)     Price(3)       Fee(3)
-----------------------------------------------------------------------------------------
Common Stock, $.001 par value(1)      1,714,286     $ 5.825    $ 9,985,716     $2,496.43
Common Stock, $.001 par value(2)        500,000     $ 5.825    $ 2,912,500     $  728.13
Total ...........................     2,214,286                $12,898,216     $3,224.56

(1) Represents shares of common stock issuable upon exercise of options to purchase common stock issuable under our 2000 Employee Stock Option Plan. Pursuant to Rule 416, there are registered herewith an additional indeterminate number of shares of Common Stock that may be become issuable pursuant to the antidilution provisions of any options granted under the 2000 Employee Plan.

(2) Represents shares of common stock issuable upon exercise of options to purchase common stock issuable under our 2000 Non-Executive Director Stock Option Plan. Pursuant to Rule 416, there are registered herewith an additional indeterminate number of shares of Common Stock that may be become issuable pursuant to the antidilution provisions of any options granted under the 2000 Director Plan.

(3) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(h), based on the average of the high and low prices of a share of Common Stock as quoted on the Nasdaq National Market on November 13, 2001, ($5.825 per share).


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(a) MAY DETERMINE.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

      This Registration Statement relates to 1,714,286 shares of common stock, $.001 par value, of TeamStaff, Inc., authorized for issuance in connection with the grant of options to the company's employees and other authorized persons under its 2000 Employee Stock Option Plan and an additional 500,000 shares of common stock, authorized for issuance in connection with the grant of options to its non-executive directors under its 2000 Non-Executive Director Stock Option Plan. At the Annual Meeting of Stockholders held on April 13, 2000, our shareholders approved the adoption of both the 2000 Employee Stock Option Plan and the 2000 Non-Executive Director Stock Option Plan. Pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended, the documents containing the information specified in Part I for Form S-8 will be sent or given to participants in the Employee Plan and the Director Plan. In accordance with the instructions to Part I of Form S-8, both the Employee Plan and Director Plan and related documents are not being filed with the Securities and Exchange Commission as part of the registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. The foregoing documents and the documents incorporated by reference in this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

      There is also as part of Part I of this registration statement, a re-offer prospectus, prepared in accordance with the requirements of Part I of Form S-3, relating to and to be used in connection with any re-offer and resale of an aggregate of 2,214,286 shares of our common stock by:

      -     persons who may be deemed to be our affiliates;

      -     any shares of common stock issued or to be issued to such persons;

      -     and all persons holding restricted securities issued

pursuant to the exercise of the options granted or shares issued under the 2000 Employee Stock Option Plan and the 2000 Non-Executive Director Stock Option Plan, all as permitted by General Instruction C of Form S-8.


ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

      Upon the written or oral request by a participant in any of the employee benefit plans listed in Item 1 of Part I, TeamStaff will provide any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference into this Section 10(a) prospectus), any documents required to be delivered to participants pursuant to Rule 428(b) and other additional information about such plans. All such documents and information will be available without charge. Any and all requests should be directed to TeamStaff at 300 Atrium Drive, Somerset, New Jersey 08873, telephone number (732) 748-1700, attention Corporate Secretary.

RE-OFFER
P R O S P E C T U S

                        2,214,286 Shares of Common Stock

                                 TEAMSTAFF, INC.

      We are registering for resale an aggregate of 2,214,286 shares of common stock, $.001 par value of TeamStaff, Inc., which shares we will issue upon the exercise of the following securities held by certain selling security holders:
1,714,286 shares reserved for issuance upon the exercise of options granted under our 2000 Employee Stock Option Plan and 500,000 shares reserved for issuance upon the exercise of options granted under our 2000 Non-Executive Director Stock Option Plan.

      Our Common Stock is traded in the over-the-counter market and is included in the National Market of the Nasdaq Stock Market under the symbol "TSTF". On November 13, 2001, the closing high and low prices for the Common Stock as reported by Nasdaq were $5.99 and $5.66, respectively.

      We will not receive any proceeds from the sale of the shares by the selling security holders.

       The shares may be sold from time to time by the selling security holders, or by their transferees. No underwriting arrangements have been entered into by the selling security holders. The distribution of the shares by the selling security holders may be effected in one or more transactions that may take place on the Nasdaq Stock Market or the over the counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with such sales. The selling security holders and intermediaries through whom such shares are sold may be deemed underwriters within the meaning of the Act, with respect to the shares offered by them.

      PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 10 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Re-Offer Prospectus is November 15, 2001

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION ...................................................     1

INCORPORATION BY REFERENCE ..............................................     1

PROSPECTUS SUMMARY ......................................................     3

THE OFFERING ............................................................     9

RISK FACTORS ............................................................    10

USE OF PROCEEDS .........................................................    17

SELLING SECURITY HOLDERS ................................................    18

PLAN OF DISTRIBUTION ....................................................    20

REPORTS TO SHAREHOLDERS .................................................    22

LEGAL MATTERS AND EXPERTS ...............................................    22

ADDITIONAL INFORMATION ..................................................    22

FORWARD LOOKING STATEMENTS ..............................................    23

                              AVAILABLE INFORMATION

      Our company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by our company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Northeast Regional Office, Securities and Exchange Commission, 233 Broadway, New York, New York 10279; and Chicago Regional Office, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintain an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC.

      We have filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered by this re-offer prospectus. This re-offer prospectus does not contain all the information set forth in or annexed as exhibits to the registration statement. For further information with respect to our company and the shares of common stock offered by this re-offer prospectus, reference is made to the registration statement and to the financial statements, schedules and exhibits filed as part thereof or incorporated by reference herein. Copies of the registration statement, together with such financial statements, schedules and exhibits, may be obtained from the public reference facilities of the Commission at the addresses listed above, upon payment of the charges prescribed therefor by the Commission. Statements contained in this re-offer prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other documents, each such statement being qualified in its entirety by such reference. Copies of such contracts or other documents, to the extent that they are exhibits to this registration statement, may be obtained from the public reference facilities of the Commission, upon the payment of the charges prescribed therefor by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, heretofore filed by TeamStaff with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

      1. Our Annual Report on Form 10-K, for the fiscal year ended September 30, 2000.

      2. Our Quarterly Reports on Form 10-Q, for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001.

      3.    Our Report on Form 8-K dated April 17, 2001.

      4.    Our Report on Form 8-K dated August 30, 2001.

      5. Our Report on Form 8-K dated September 7, 2001, as amended by Amendment No. 1 filed on November 2, 2001.

      6. Our Registration Statement on Form S-4/A filed with the Securities and Exchange Commission on August 3, 2001 including our Joint Proxy Statement and Prospectus dated August 7, 2001.

      7. A description of our common stock contained in our registration statement on Form 8-A filed April 27, 1990.

      Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

      All documents filed by the registrant after the date of filing the initial registration statement on Form S-8 of which this prospectus forms a part and prior to the effectiveness of such registration statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

      We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to TeamStaff, Inc., 300 Atrium Drive, Somerset, New Jersey 08873, telephone (732) 748-1700, attention Donald Kelly.

                               PROSPECTUS SUMMARY

      The following summary is intended to set forth certain pertinent facts and highlights from material contained in our company's annual report on Form 10-K for the fiscal year ended September 30, 2000 (the "Form 10-K") and our quarterly reports on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001 (the "Forms 10-Q"), incorporated by reference into this prospectus.

                                   THE COMPANY

      TeamStaff, Inc., formerly Digital Solutions, Inc., a New Jersey corporation, was founded in 1969 as a payroll service company and has evolved into a leading provider of human resource management services to a wide variety of industries in 50 states. TeamStaff's wholly-owned subsidiaries include TeamStaff Solutions, Inc., DSI Staff ConnXions-Northeast, DSI Staff ConnXions-Southwest, TeamStaff Rx, Inc., TeamStaff I, Inc., TeamStaff II, Inc., TeamStaff III, Inc., TeamStaff IV, Inc., TeamStaff V, Inc., TeamStaff VI, Inc., TeamStaff Insurance, Inc., TeamStaff VII, Inc., TeamStaff VIII, Inc., TeamStaff IX, Inc., and BrightLane.com, Inc.

      We currently provide three types of services related to the employee leasing, temporary staffing and payroll service businesses: (1) professional employer organization ("PEO") services, such as payroll processing, personnel and administration, benefits administration, workers' compensation administration and tax filing; (2) employer administrative services, such as payroll processing and tax filing; and (3) contract staffing, or the placement of temporary and permanent employees. We currently furnish PEO employees, payroll and contract staffing services with over 20,000 worksite employees, 1,500 staffing employees and processing for approximately 30,000 payroll service employees and believes that it currently ranks, in terms of revenues and worksite employees, as one of the top 10 PEOs in the United States. Our temporary contract staffing business mainly places temporary help in hospitals and clinics throughout the United States through its Clearwater, Florida and Houston, Texas offices. We have five regional offices located in Somerset, New Jersey; Houston, Texas; Woburn, Massachusetts; and Delray Beach and Clearwater, Florida and seven sales service centers in New York, New York; Houston, Texas; Delray Beach and Clearwater, Florida; Atlanta, Georgia; Woburn, Massachusetts; and Somerset, New Jersey.

      Essentially, we provide services that function as the personnel department for small to medium sized companies. We believe that by offering services that relieve small and medium size businesses of the ever increasing administrative burden of employee related record keeping, payroll processing, benefits administration, employment of temporary and permanent specialized employees and other human resource functions, we have positioned our company to take advantage of a major growth opportunity during this decade and the next.

      Recognizing the desire by many small businesses to be relieved of the human resource administrative functions, we have formulated a strategy of emphasizing PEO and "outsourcing" services. In PEO, a service provider becomes a co-employer of the client company's employees and assigns these employees to the client to perform their intended functions at the worksite.

      Management has determined to emphasize our company's future growth on the PEO and outsourcing industry. Our expansion program will focus on internal growth through the cross marketing of our PEO services to our entire client base and the acquisition of compatible businesses strategically situated in new areas or with a client base serviceable from existing facilities. As part of our effort to expand our PEO business, management has expanded the services of TeamStaff Rx, Inc., our company's medical contract staffing subsidiary, to include PEO, outsourcing and facilities management. While we continue to sell stand-alone employer services, such as payroll and tax filing, we also will emphasize the PEO component of our service offerings with a goal of becoming the leading provider of PEO services in the United States. A major component of our existing growth strategy is the acquisition of well-situated, independent PEO companies whose business can be integrated into our company's operations. However, there can be no assurance any such acquisition will be consummated.

      Effective August 31, 2001, the Company acquired BrightLane.com, Inc. which provides products and services for small businesses through its BrightLane.com online business center website. BrightLane's small business customers can purchase banking, 401(k), insurance, payroll, online recruiting and other administrative products and services. BrightLane also markets software to third parties such as banks and insurance companies to use for creating a private online business center for their small business customers.

      Our company was organized under the laws of the State of New Jersey on November 25, 1969 and maintains its executive offices at 300 Atrium Drive, Somerset, New Jersey 08873 where our telephone number is (732) 748-1700.


OUR SERVICES

Professional Employer Organization (PEO)

      Our company's core business, and the area management will continue to emphasize, is our PEO services. When a client utilizes our services, the client administratively transfers all or some of its employees to us and we in turn provide them back to the client. Our company thereby becomes a co-employer and is responsible for all human resource functions, including payroll, benefits administration, tax reporting and personnel record keeping. The client still manages the employees and determines salary and duties in the same fashion as any employer. The client is, however, relieved of reporting and tax filing requirements and other administrative tasks. Moreover, because of economies of scale, our company is able to negotiate favorable terms on workers' compensation insurance, health benefits, retirement programs, and other valuable services. The client company benefits because it can then offer its employees the same or similar benefits as larger companies, enabling it to successfully compete in recruiting highly qualified personnel, as well as build the morale and loyalty of its staff.

      As a PEO service provider, we can offer the following benefits to employees:

      COMPREHENSIVE MAJOR MEDICAL PLANS -- Management believes that medical insurance costs have forced small employers to reduce coverage provided to its employees and to increase employee contributions. We are able to leverage our large employee base and offer the employees assigned to their clients a variety of health coverage plans from traditional indemnity plans to Health Maintenance Organizations (HMO), Preferred Provider Organizations (PPO), or a Point of Service Plan (POS).

      DENTAL AND VISION COVERAGE -- These types of benefits are generally beyond the reach of most small groups. As a result of economies of scale available, a client of our company can obtain these benefits for the assigned employees.

      LIFE INSURANCE -- Affordable basic coverage is available.

      SECTION 125 PREMIUM CONVERSION PLAN -- Employees can pay for benefits with pre-tax earnings, reduce their taxable income and FICA payments, and increase their take-home pay.

      401(K) RETIREMENT PLANS -- Management believes that most small employers do not provide any significant retirement benefits due to the administrative and regulatory requirements associated with the establishment and maintenance of retirement plans. We enable small business owners to offer the assigned employees retirement programs comparable to those of major corporations. Such plans can be used to increase morale, productivity and promote employee loyalty.

      CREDIT UNION -- We provide an opportunity for employees to borrow money at lower interest than offered at most banks.

      PAYROLL SERVICES -- Although ancillary to the PEO services, clients no longer incur the expense of payroll processing either through in-house staff or outside service. Our PEO services include all payroll and payroll tax processing.

      UNEMPLOYMENT COMPENSATION COST CONTROL -- We provide an unemployment compensation cost control program to aggressively manage unemployment claims.

      HUMAN RESOURCES MANAGEMENT SERVICES -- We can provide clients with expertise in areas such as personnel policies and procedures, hiring and firing, training, compensation and performance evaluation.

      WORKERS' COMPENSATION PROGRAM -- We have a national workers' compensation policy which can provide our company with a significant advantage in marketing its services, particularly in jurisdictions where workers' compensation policies are difficult to obtain at reasonable costs. We also provide our clients, where applicable, with independent safety analyses and risk management services to reduce workers' injuries and claims.

      Relieved of personnel administrative tasks, the client is able to focus on its core business. The client is also offered a broader benefits package for its assigned employees, a competitive rate in workers' compensation insurance, and savings in time and paperwork previously required in connection with personnel administration.

PAYROLL SERVICES

      We were established as a payroll service firm in 1969, and continue to provide basic payroll services to our clients. Historically, the payroll division provided these services primarily to the construction industry and currently 70% of our company's approximately 750 payroll service clients are in the construction industry. Our company offers most, if not all, of what other payroll services provide, including the preparation of checks, government reports, W-2's (including magnetic tape filings), remote processing (via modem) directly to the clients offices, and certified payrolls.

      In addition, our company offers a wide array of tax reporting services including timely deposit of taxes, impounding of tax payments, filing of returns, distribution of quarterly and year-end statements and responding to agency inquiries.

TEMPORARY STAFFING SERVICES

      We provide temporary staffing services through two subsidiaries which have, in the aggregate, more than 30 years of experience in placing permanent and temporary employees with specialized skills and talents with regional, national and international employers. Temporary staffing enables clients to attain management and productivity goals by matching highly trained professionals and technical personnel to specific project requirements. TeamStaff focuses its temporary staffing services in two specific markets where it places people on a temporary long term assignment, or on a permanent basis:
(1) radiologic technologist, diagnostic sonographers, cardiovascular technologists, radiation therapist and other medical professionals with hospitals, clinics and therapy centers throughout the 50 states and (2) technical employees such as engineers, information systems specialists and project managers primarily with Fortune 100 companies for specific projects. Clients whose staffing requirements vary depending on the level of current projects or business are able to secure the services of highly qualified individuals on an interim basis.

      Our company's temporary staffing services provide clients with the ability to "rightsize"; that is, expand or reduce its workforce in response to changing business conditions. Management believes that these services provide numerous benefits to the client, such as saving the costs of salary and benefits of a permanent employee whose services are not needed throughout the year. The client also avoids the costs, uncertainty and delays associated with searches for qualified interim employees. Our company also provides insurance bonding where necessary and assumes all responsibility for payroll tax filing and reporting functions, thereby saving the client administrative responsibility for all payroll, workers' compensation, unemployment and medical benefits.

      Management believes that its temporary staffing services provides an employer with an increased pool of qualified applicants, since temporary staffing employees have access to a wide array of benefits such as health and life insurance, Section 125 premium conversion plans, and 401(k) retirement plans. These benefits provide interim employees with the motivation of full-time workers without additional benefit costs to the client. A client is also able to temporarily rehire a retired employee for short-term or specialized projects without jeopardizing their pension plan. We believe that we have attained the position of being number one or two in the terms of gross revenues for firms specializing in the placement of temporary medical imaging personnel.


RECENT DEVELOPMENTS

BRIGHTLANE ACQUISITION

      Effective on August 31, 2001, we closed on our acquisition of BrightLane.com, Inc., a privately-held online business center. Through a merger of Brightlane with a newly formed subsidiary of Teamstaff, Brightlane became a wholly-owned subsidiary of TeamStaff. The purpose of the transaction was to create an entity combining our PEO business with BrightLane's online business center to provide small and middle market businesses with the alternative choices of a full service co-employment outsourcing relationship, human resource and administrative services without the co-employment relationship or the opportunity to select specific products such as banking, payroll, benefits, insurance, financial services, procurement, recruiting and web services, which can be delivered via the BrightLane online business center.

      Except as reduced by cash payments for fractional shares, the shareholders of BrightLane received an aggregate of 8,066,613 shares (less fractional shares) of TeamStaff's Common Stock in exchange for their BrightLane Common Stock, Series A Preferred, Series B Preferred and Series C Preferred stock. The exchange ratios and aggregate shares for the classes of BrightLane capital stock were as follows:

Title of BrightLane Capital Stock   Exchange Ratio   Aggregate TeamStaff Shares
---------------------------------   --------------   --------------------------
Common Stock                              .23              1,601,731 (less fractional shares)
Series A Preferred Stock                  22.774             874,295
Series B Preferred Stock                  1.941            3,334,117
Series C Preferred Stock                  4.205            2,256,488
                                                           ---------
      TOTAL                                                8,066,631 (less fractional shares)

      As a result of issuance to the BrightLane shareholders in the transaction, the former BrightLane shareholders will receive 8,066,631 shares (prior to reduction for fractional shares) and, assuming all such shares are issued as of November 9, 2001, TeamStaff has approximately 16,156,184 shares outstanding.

      In connection with the transaction, persons holding BrightLane options to acquire approximately 2,078,000 BrightLane shares (the equivalent of approximately 481,000 TeamStaff shares ) exercised their options. TeamStaff made recourse loans of approximately $1,000,000 principal amount to the holders of these options to assist them in payment of tax obligations incurred with exercise of the options. The loans are repayable upon the earlier of (i) sale of the TeamStaff shares or (ii) three years.

      First Union Corporation, through an affiliate held all of the BrightLane Series B Preferred stock, and therefore owns 3,334,117 shares of TeamStaff's Common Stock (approximately 20%). In addition, Nationwide Financial Services, Inc. held all of the BrightLane Series C Preferred stock, and therefore owns 2,256,488 shares of TeamStaff's Common Stock (approximately 14%).

      Under the terms governing the transaction, certain option holders were restricted from selling TeamStaff shares acquired from the exercise of their BrightLane options for a period of up to two years. T. Stephen Johnson and his spouse, Mary Johnson, also a former director of BrightLane, were the only option holders who exercised their options and who were subject to these lockup provisions. Due to the recent significant rise in the Company's stock price and the significant increase in the amount of the tax loans to be made to T. Stephen Johnson and Mary Johnson, the Board of Directors of TeamStaff concluded it would be more appropriate to allow Mr. and Mrs. Johnson to sell a portion of their TeamStaff shares to cover their tax liability rather than carry a large loan receivable on the Company's financial statements. The Board therefore agreed to allow the sale of up to 40% of Mr. and Mrs. Johnson's option shares (approximately 56,230 TeamStaff shares).

                                  THE OFFERING

Common Stock outstanding prior to
  Offering(1).......................    8,079,553

Shares being offered for
  sale by selling security holders..    2,214,286

Common Stock outstanding after the
  Offering(2) ......................    10,293,839

Risk Factors .......................    This offering involves a high degree of
                                        risk. See "Risk Factors."

Use of Proceeds.....................    All of the proceeds of this offering
                                        will be paid to the respective selling
                                        security holders and none of the
                                        proceeds will be received by our
                                        company. We will receive proceeds from
                                        the exercise of options and anticipate
                                        that those proceeds will be used for
                                        working capital purposes. See "Use of
                                        Proceeds."

Nasdaq National Market Symbol.......    TSTF


----------------
(1)   As of November 5, 2001. Does not include:

- 8,066,632 Shares reserved for issuance in connection with the BrightLane.com, Inc. acquisition, which Shares shall be issued to the shareholders of BrightLane.com, Inc. upon their surrender to TeamStaff of their BrightLane securities.

- Options to purchase 1,714,286 Shares reserved for issuance under our 2000 Employee Stock Option Plan of which 547,500 are issued and outstanding and options to purchase 30,742 Shares issued and outstanding under our 1990 Employee Stock Option Plan, which expired in April, 2000.

- Options to purchase 222,857 Shares issued and outstanding under our 1990 Senior Management Plan, which expired in April, 2000.

- Options to purchase 26,429 Shares issued and outstanding under our 1990 Non-Executive Director Plan, which expired in April, 2000 and options to purchase 70,000 Shares issued and outstanding under our 2000 Non-Executive Director Stock Option Plan.

- Up to approximately 146,725 Shares reserved for issuance upon exercise of outstanding warrants.

(2) Includes 1,714,286 shares reserved for issuance under our 2000 Employee Stock Option Plan and 500,000 shares reserved for issuance under our 2000 Non-Executive Director Plan, but does not include shares issuable to the stockholders of BrightLane, shares underlying unexercised options issued pursuant our 1990 Employee Stock Option Plan, 1990 Senior Management Plan and 1990 Non-Executive Director Plan; and shares underlying unexercised warrants, all as set forth in note (1) above.

                                  RISK FACTORS

      An investment in the securities offered hereby involves a high degree of risk. The following factors, in addition to those discussed elsewhere, should be considered carefully in evaluating us and our business. An investment in the securities is suitable only for those investors who can bear the risk of loss of their entire investment.

WE MAY ACQUIRE ADDITIONAL COMPANIES WHICH MAY RESULT IN ADVERSE EFFECTS ON OUR EARNINGS.

      We may at times become involved in discussions with potential acquisition candidates. Any acquisition that we may consummate may have an adverse effect on our liquidity and earnings and may be dilutive to our earnings. In the event that we consummate an acquisition or obtain additional capital through the sale of debt or equity to finance an acquisition, our shareholders may experience dilution in their shareholders' equity.

OUR FINANCIAL CONDITION MAY BE AFFECTED BY INCREASES IN HEALTH CARE AND WORKERS' COMPENSATION INSURANCE COSTS.

      Health care insurance premiums and workers' compensation insurance coverage comprise a significant part of our operating expenses. Accordingly, we use managed care procedures in an attempt to control these costs. Changes in health care and workers' compensation laws or regulations may result in an increase in our costs and we may not be able to immediately incorporate such increases into the fees charged to clients because of our existing contractual arrangements with clients. As a result, any such increases in these costs could have a material adverse effect on our financial condition, results of operations and liquidity.

OUR FINANCIAL CONDITION MAY BE AFFECTED BY RISKS ASSOCIATED WITH THE HEALTH AND WORKERS' COMPENSATION CLAIMS EXPERIENCE OF OUR CLIENTS.

      Although we utilize only fully-insured plans of health care and incur no direct risk of loss under those plans, the premiums that we pay for health care insurance are directly affected by the claims experience of our clients. If the experience of the clients is unfavorable, the premiums that are payable by us will increase. We may not be able to pass such increases onto our clients, which may reduce our profit margin. Increasing health care premiums could also place us at a disadvantage in competing for new clients. In addition, periodic reassessments of workers' compensation claims of prior periods may require an increase or decrease to our reserves, and therefore may also affect our present and future financial condition.

OUR FINANCIAL CONDITION MAY BE AFFECTED BY INCREASES IN HEALTH INSURANCE PREMIUMS, UNEMPLOYMENT TAXES AND WORKERS' COMPENSATION RATES.

      Health insurance premiums, state unemployment taxes and workers' compensation rates are in part determined by our claims experience and comprise a significant portion of our direct costs. If we experience a large increase in claim activity, our unemployment taxes, health insurance premiums or workers' compensation insurance rates could increase. Although we employ extensive risk management procedures in an attempt to manage our claims incidence, estimate claims expenses and structure our benefits contracts to provide as much cost stability as possible, we may not be able to prevent increases in claim activity, accurately estimate our claims expenses or pass the cost of such increases on to our clients. Since our ability to incorporate such increases into service fees to our clients is constrained by contractual arrangements with clients, a delay could result before such increases could be reflected in service fees. As a result, such increases could have a material adverse effect on our financial condition or results of operations.

SIGNIFICANT GROWTH THROUGH ACQUISITIONS MAY ADVERSELY AFFECT OUR MANAGEMENT AND OPERATING SYSTEMS.

      We completed three significant acquisitions during the past two and one-half years and intend to continue to pursue a strategy of acquiring compatible or complementary businesses in the future. Our growth is making significant demands on our management, operations and resources, including working capital. If we are not able to effectively manage our growth, our business and operations will be materially harmed. To manage growth effectively, we will be required to continue to improve our operational, financial and managerial systems, procedures and controls, hire and train new employees while managing our current operations and employees. Historically, our cash flow from operations through acquisitions has been insufficient to expand operations and sufficient capital may not be available in the future.

OUR PAYROLL BUSINESS MAY BE ADVERSELY AFFECTED IF THERE IS AN ECONOMIC DOWNTURN IN THE CONSTRUCTION BUSINESS.

      Although we have expanded our services to a number of industries, our payroll service business continues to rely to a material extent on the construction industry. During the last fiscal year, construction related business accounted for approximately 70% of our payroll service business' total customers. Accordingly, if there is a slowdown in construction activities, it will affect our revenues and profitability. Management believes its reliance on the construction business will continue to decline as its customer base expands and becomes more diversified.

UNFAVORABLE INTERPRETATIONS OF GOVERNMENT LAWS MAY HARM OUR OPERATIONS.

      Our operations are affected by many federal, state and local laws relating to labor, tax, insurance and employment matters and the provision of managed care services. Many of the laws related to the employment relationship were enacted before the development of alternative employment arrangements, such as those that we provide, and do not specifically address the obligations and responsibilities of non-traditional employers. The unfavorable resolution of unsettled interpretive issues concerning our relationship could have a material adverse effect on our results of operations, financial condition and liquidity. Uncertainties arising under the Internal Revenue Code of 1986 include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans we and other alternative employers provide. In addition, new laws and regulations may be enacted with respect to its activities which may also have a material adverse effect on our business, financial condition, results of operations and liquidity.

IF GOVERNMENT REGULATIONS REGARDING PEOS ARE IMPLEMENTED, OR IF CURRENT REGULATIONS ARE CHANGED, OUR BUSINESS COULD BE HARMED.

      Because many of the laws related to the employment relationship were enacted prior to the development of professional employer organizations and other staffing businesses, many of these laws do not specifically address the obligations and responsibilities of non-traditional employers. Our operations are affected by numerous federal, state and local laws and regulations relating to labor, tax, insurance and employment matters. By entering into an employment relationship with employees who work at client locations, we assume obligations and responsibilities of an employer under these laws. Uncertainties arising under the Internal Revenue Code of 1986, include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans provided by our company and other alternative employers. The unfavorable resolution of these unsettled issues could have a material adverse effect on results of operations and financial condition. While many states do not explicitly regulate PEOs, approximately one-third of the states have enacted laws that have licensing or registration requirements for PEOs, and several additional states are considering such laws. Such laws vary from state to state but generally provide for the monitoring of the fiscal responsibility of PEOs and specify the employer responsibilities assumed by PEOS. There can be no assurance that we will be able to comply with any such regulations which may be imposed upon us in the future, and our inability to comply with any such regulations could have a material adverse effect on our results of operations and financial condition. In addition, there can be no assurance that existing laws and regulations which are not currently applicable to us will not be interpreted more broadly in the future to apply to our existing activities or that new laws and regulations will not be enacted with respect to our activities. Either of these changes could have a material adverse effect on our business, financial condition, results of operations and liquidity.

WE MAY NOT BE ABLE TO OBTAIN ALL OF THE LICENSES AND CERTIFICATIONS THAT WE NEED TO OPERATE.

      State and federal authorities extensively regulate the managed health care industry and some of our arrangements relating to specialty managed care services or the maintenance or operation of health care provider networks require us to satisfy operating, licensing or certification requirements. Any further expansion of the range of specialty managed care services that we offer is likely to require that we satisfy additional licensing and regulatory requirements. In addition, certain states require entities operating in the PEO business to be licensed. If we are unable to obtain or maintain all of the required licenses or certifications that we need, we could experience material adverse effects to our results of operations, financial condition and liquidity.

HEALTH CARE OR WORKERS' COMPENSATION REFORM COULD IMPOSE UNEXPECTED BURDENS ON OUR ABILITY TO CONDUCT OUR BUSINESS.

      Regulation in the health care and workers' compensation fields continues to evolve, and we cannot predict what additional government regulations affecting our business may be adopted in the future. Changes in any of these laws or regulations may adversely impact the demand for our services, require that we develop new or modified services to meet the demands of the marketplace, or require that we modify the fees that we charge for our services. Any such changes may adversely impact our competitiveness and financial condition.

IF WE LOSE OUR QUALIFIED STATUS FOR CERTAIN TAX PURPOSES, OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

      The Internal Revenue Service established an Employee Leasing Market Segment Group for the purpose of identifying specific compliance issues prevalent in certain segments of the PEO industry. One issue that arose in the course of these audits is whether PEOs should be considered the employers of worksite employees under Internal Revenue Code provisions applicable to employee benefit plans, which would permit PEOs to offer benefit plans that qualify for favorable tax treatment to worksite employees. If the IRS concludes that PEOs are not employers of worksite employees for purposes of the Internal Revenue Code, we would need to respond to the following adverse implications:

- the tax qualified status of our 401(k) plan could be revoked and our cafeteria plan may lose its favorable tax status;

- worksite employees would not be able to continue to participate in such plans or in other employee benefit plans;

- we may no longer be able to assume the client company's federal employment tax withholding obligations;

- if such a conclusion were applied retroactively, then employees' vested account balances in the 401(k) plan would become taxable immediately, we would lose our tax deduction to the extent contributions were not vested, the plan trust would become a taxable trust and penalties, and additional taxes for prior periods could be assessed.

      In such a circumstance, we would face the risk of client dissatisfaction as well as potential litigation, and our financial condition, results of operations and liquidity could be materially adversely affected.


WE ARE LIABLE FOR THE COSTS OF WORKSITE EMPLOYEE PAYROLL AND BENEFITS AND BEAR THE RISK IF SUCH COSTS EXCEED

THE FEES PAYABLE TO US BY OUR CLIENTS.

      Under our standard client service agreement, we become a co-employer of worksite employees and assume the obligations to pay the salaries, wages and related benefit costs and payroll taxes of such worksite employees. We assume these obligations as a principal, not merely as an agent of the client company. If a client company does not pay us or if the costs of benefits provided to worksite employees exceeds the fees paid by a client company, our ultimate liability for worksite employee payroll and benefits costs could have a material adverse effect on our financial condition or results of operations. Our obligations include responsibility for

- payment of the salaries and wages for work performed by worksite employees, regardless of whether the client company makes timely payment to us; and

- providing benefits to worksite employees even if the costs we incur to provide those benefits exceed the fees paid by the client company.

WE BEAR THE RISK OF NONPAYMENT FROM OUR CLIENTS.

      To the extent that any client experiences financial difficulty, or is otherwise unable to meet its obligations as they become due, our financial condition and results of operations could be adversely affected. For work performed prior to the termination of a client agreement, we may be obligated, as an employer, to pay the gross salaries and wages of the client's worksite employees and the related employment taxes and workers' compensation costs, whether or not our client pays us on a timely basis, or at all. We have in the past incurred bad debt expense in connection with our contract staffing business. In addition, in each payroll period we have a nominal number of clients who fail to make timely payment prior to delivery of the payroll. A significant increase in our uncollected account receivables may have a material adverse effect on our earnings and financial condition.

WE MAY BE HELD LIABLE FOR THE ACTIONS OF OUR CLIENTS AND EMPLOYEES AND THEREFORE INCUR UNFORESEEN LIABILITIES.

      A number of legal issues with respect to the co-employment arrangements among PEOs, their clients and worksite employees remain unresolved. These issues include who bears the ultimate liability for violations of employment and discrimination laws. As a result of our status as a co-employer, we may be liable for violations of these or other laws despite contractual protections. While our client service agreements generally provide that the client is to indemnify us for any liability caused by the client's failure to comply with their contractual obligations and the requirements imposed by law, we may not be able to collect on such a contractual indemnification claim and may then be responsible for satisfying such liabilities. In addition, worksite employees may be deemed to be our agents, which could make us liable for their actions.

OUR STAFFING OF HEALTHCARE PROFESSIONALS EXPOSES US TO POTENTIAL MALPRACTICE LIABILITY.

      Through our TeamStaff Rx subsidiary, we engage in the business of contract staffing of temporary and permanent healthcare professionals. The placement of such employees increases our potential liability for negligence and professional malpractice of those employees. Although we are covered by liability insurance which we deem reasonable under the circumstances, not all of the potential liability we face will be fully covered by insurance. Any significant adverse claim which is not covered by insurance may have a material adverse effect on us.

WE MAY BE LIABLE FOR THE ACTIONS OF WORKSITE EMPLOYEES OR CLIENTS AND OUR INSURANCE POLICIES MAY NOT BE SUFFICIENT TO COVER SUCH LIABILITIES.

      Our client agreement establishes a contractual division of responsibilities between our company and each client for various human resource matters, including compliance with and liability under various governmental laws and regulations. However, we may be subject to liability for violations of these or other laws despite these contractual provisions, even if we do not participate in such violations. Although such client agreements generally provide that the client indemnify us for any liability attributable to the client's failure to comply with its contractual obligations and to the requirements imposed by law, we may not be able to collect on such a contractual indemnification claim, and thus may be responsible for satisfying such liabilities. In addition, worksite employees may be deemed to be our agents, subjecting us to liability for the actions of such worksite employees. As an employer, we, from time to time, may be subject in the ordinary course of its business to a wide variety of employment-related claims such as claims for injuries, wrongful death, harassment, discrimination, wage and hours violations and other matters. Although we carry $2 million of general liability insurance and employment practices liability insurance in the amount of $3 million, with a $10,000 deductible, there can be no assurance that any such insurance we carry will be sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints. There also can be no assurance that sufficient insurance will be available to us in the future and, if available, on satisfactory terms. If the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, then our business and financial condition could be materially adversely affected.

OUR CLIENTS MAY BE HELD LIABLE FOR EMPLOYMENT TAXES, WHICH COULD DISCOURAGE SOME COMPANIES FROM TRANSACTING BUSINESS WITH US.

      Pursuant to the client service agreement, we assume sole responsibility and liability for the payment of federal and state employment taxes imposed under the Internal Revenue Code with respect to wages and salaries paid to our worksite employees. While the client service agreement provides that we have the sole legal responsibility for making these tax contributions, the Internal Revenue Service or applicable state taxing authority could conclude that such liability cannot be completely transferred to us. Accordingly, in the event that we fail to meet our tax withholding and payment obligations, the client company may be held jointly and severally liable therefor. There are essentially three types of federal employment tax obligations:

-     income tax withholding requirements;

-     obligations under the Federal Income Contribution Act; and

-     obligations under the Federal Unemployment Tax Act.

While this interpretive issue has not, to our knowledge, discouraged clients from enrolling with us, it is possible that a definitive adverse resolution of this issue would not do so in the future.

WE MAY NOT BE FULLY COVERED BY THE INSURANCE WE PROCURE.

      Although we carry liability insurance, the insurance we purchase may not be sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints. In addition, sufficient insurance may not be available to us in the future on satisfactory terms or at all. If the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, our business, financial condition, results of operations and liquidity could be materially adversely affected.

IF WE ARE NOT ABLE TO RENEW ALL OF THE INSURANCE PLANS WHICH COVER WORKSITE EMPLOYEES, OUR BUSINESS WOULD BE ADVERSELY IMPACTED.

      The maintenance of health and workers' compensation insurance plans that cover worksite employees is a significant part of our business. If we are unable to secure such renewal contracts, our business would be adversely affected. The current health and workers' compensation contracts are provided by vendors with whom we have an established relationship, and on terms that we believe to be favorable. While we believe that renewal contracts could be secured on competitive terms without causing significant disruption to our business, there can be no assurance in this regard.

OUR BUSINESS WILL SUFFER IF OUR SERVICES ARE NOT COMPETITIVE.

      Each of the payroll, temporary employee placement and the employee leasing industries are characterized by vigorous competition. Since we compete with numerous entities that have greater resources than us in each of our business lines, our business will suffer if we are not competitive with respect to each of the services we provide. We believe that our major competitors with respect to our payroll and tax services are Automatic Data Processing, Inc., Ceridian Corp. and Paychex, Inc., and with respect to employee placement (including temporary placements and employee leasing), Butler Arde, Tech Aid, Inc., Comp Health, Gevity HR, Inc. and Administaff, Inc. These companies have greater financial and marketing resources than us. We also compete with manual payroll systems and computerized payroll services provided by banks, and smaller independent companies.

IF WE CANNOT OBTAIN SUFFICIENT LEVELS OF TEMPORARY EMPLOYEES, OUR BUSINESS MAY BE AFFECTED.

      Two of our subsidiaries, TeamStaff Solutions and TeamStaff Rx, are temporary employment agencies which depend on a pool of qualified temporary employees willing to accept assignments for our clients. The business of these subsidiaries is materially dependent upon the continued availability of such qualified temporary personnel. Our inability to secure temporary personnel would have a material adverse effect on our business.

OUR CLIENT AGREEMENTS ARE SHORT TERM IN NATURE AND IF A SIGNIFICANT NUMBER OF CLIENTS DO NOT RENEW THEIR CONTRACTS, OUR BUSINESS MAY SUFFER.

      Our standard client agreement for our PEO business provides for successive one-year terms, subject to termination by us or by the client upon 30 days' prior written notice. A significant number of terminations by clients could have a material adverse effect on our financial condition, results of operations and liquidity.

IF WE ARE UNABLE TO RENEW OR REPLACE CLIENT COMPANIES, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

      Our standard client service agreement for our PEO business is subject to cancellation on 30 days notice by either us or the client. Accordingly, the short-term nature of the client service agreement makes us vulnerable to potential cancellations by existing clients, which could materially and adversely affect our financial condition and results of operations. In addition, our results of operations are dependent in part upon our ability to retain or replace our client companies upon the termination or cancellation of the client service agreement.

SINCE WE HAVE NOT PAID DIVIDENDS ON OUR COMMON STOCK, YOU CANNOT EXPECT DIVIDEND INCOME FROM AN INVESTMENT IN OUR COMMON STOCK.

      We have not paid any dividends on our common stock since our inception and do not contemplate or anticipate paying any dividends on our common stock in the foreseeable future. Therefore, holders of our common stock may not receive any dividends on their investment in us. Earnings, if any, will be retained and used to finance the development and expansion of our business.

WE HAVE SOLD RESTRICTED SHARES OF COMMON STOCK WHICH MAY DILUTE OUR STOCK PRICE WHEN THEY ARE SELLABLE UNDER RULE 144.

      Of the 8,079,553 issued and outstanding shares of our common stock as of the date of this prospectus (not including up to 8,066,632 shares issuable in connection with the BrightLane acquisition), approximately 363,736 shares may be deemed "restricted shares" and, in the future, may be sold in compliance with Rule 144 under the Act. Possible or actual sales of our common stock by our present shareholders under Rule 144 may, in the future, have a depressing effect on the price of our common stock in the open market. Rule 144 provides that a person holding restricted securities which have been outstanding for a period of one year after the later of the issuance by our company or sale by an affiliate of our company, may sell in brokerage transactions an amount equal to 1% of our outstanding common stock every three months. A person who is a "non-affiliate" of our company and who has held restricted securities for over two years is not subject to the aforesaid volume limitations as long as the other conditions of the Rule are met. In addition, we have outstanding approximately 577,821 previously registered shares under our stock option plans. The sale of any of these shares may depress the trading price of our common stock.

WE MAY ISSUE PREFERRED STOCK WITH RIGHTS SENIOR TO OUR COMMON STOCK WHICH MAY ADVERSELY IMPACT THE VOTING AND OTHER RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.

      Our certificate of incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors up to an aggregate of 5,000,000 shares of preferred stock. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company, which could have the effect of discouraging bids for our company and thereby prevent stockholders from receiving the maximum value for their shares. Although we have no present intention to issue any shares of our preferred stock in order to discourage or delay a change of control of our company, we may do so in the future. In April 2001, we sold 3,500,000 shares of convertible Series A Preferred Stock to BrightLane.com, Inc., to allow it to repay a term loan and related fees owed to FINOVA Capital Corporation. The Series A Preferred Shares were canceled in connection with the BrightLane merger.

ANTI-TAKEOVER PROVISIONS IN OUR ARTICLES OF INCORPORATION MAKE A CHANGE IN CONTROL OF OUR COMPANY MORE DIFFICULT.

      The provisions of our articles of incorporation and the New Jersey Business Corporation Act, together or separately, could discourage potential acquisition proposals, delay or prevent a change in control and limit the price that certain investors might be willing to pay in the future for our common stock. Among other things, these provisions:

-     require certain supermajority votes;

- establish certain advance notice procedures for nomination of candidates for election as directors and for shareholders' proposals to be considered at shareholders' meetings; and

- divide the board of directors into three classes of directors serving staggered three-year terms.

      Pursuant to our articles of incorporation, the board of directors has authority to issue up to 5,000,000 preferred shares without further shareholder approval. Such preferred shares could have dividend, liquidation, conversion, voting and other rights and privileges that are superior or senior to our common stock. Issuance of preferred shares could result in the dilution of the voting power of our common stock, adversely affecting holders of our common stock in the event of its liquidation or delay, and defer or prevent a change in control. In certain circumstances, such issuance could have the effect of decreasing the market price of our common stock. In addition, the New Jersey Business Corporation Act contains provisions that, under certain conditions, prohibit business combinations with 10% shareholders and any New Jersey corporation for a period of five years from the time of acquisition of shares by the 10% shareholder. The New Jersey Business Corporation Act also contains provisions that restrict certain business combinations and other transactions between a New Jersey corporation and 10% shareholders.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the common stock offered hereby, but will receive proceeds from the exercise of stock options issued under the Employee Plan and the Director Plan. Any funds received in connection with exercises of these stock options will be used for working capital purposes. In the event that all of the currently issued and outstanding 547,500 options under the 2000 Employee Stock Option Plan are exercised, we will receive proceeds of $2,414,038.40. In the event that all of the currently issued and outstanding 70,000 options being registered hereby under the Director Plan are exercised, we will receive proceeds of $508,450. The options have exercise prices ranging between $2.87 and $10.18 per share.

                            SELLING SECURITY HOLDERS

        The shares offered for resale under this Re-offer Prospectus are being registered for reoffers and resales by selling stockholders of TeamStaff who have and may in the future acquire such shares under the Employee Plan and the Director Plan. Such persons may resell all, a portion, or none of such shares. The selling stockholders named below are employees and/or directors of TeamStaff who may acquire shares of common stock under either of the Employee Plan and the Director Plan and are eligible to resell any such shares of common stock, regardless of whether they have are present intent to do so.

                           NUMBER OF
                           SHARES     PERCENTAGE  NUMBER OF     PERCENTAGE
                           PRESENTLY  OF SHARES   SHARES OWNED  OF SHARES
                           OWNED      PRESENTLY   AFTER         OWNED AFTER
NAME OF SECURITY HOLDER     (1)(2)    OWNED(3)    OFFERING      OFFERING(3)
-------------------------  ---------  ----------  ------------  -----------
Karl Dieckmann(4)(5)        97,639        **          87,639        **
Charles R. Dees(4)(6)       14,381        **          4,381         **
Martin J. Delaney(4)(7)     46,235        **          36,235        **
John H. Ewing(4)(8)         34,034        **          24,034        **
William J. Marino(4)(5)     36,547        **          26,547        **
Rocco Marano(4)(9)          22,971        **          12,971        **
T. Stephen Johnson(4)(10)   264,011      1.6%        259,011       1.6%
Susan A. Wolken (4)(19)    2,261,488    14.0%       2,256,488      13.9%
Donald Kappauf (4)(11)      475,539      2.9%        175,539       1.1%
Donald Kelly (12)           203,314      1.3%         53,214        **
Wayne Lynn (13)             54,620        **          32,120        **
Edmund Kenealy (14)         16,246        **          6,246         **
Elizabeth Hoaglin (15)      10,000        **            0           **
Gerald Byrnes (15)           5,000        **            0           **
Ray Dile (15)                7,500        **            0           **
Ned Flynn (15)               7,500        **            0           **
Marc Morrow (16)             8,500        **          1,000         **
Patricia Signorile (15)      3,000        **            0           **
Jeniece Carter (15)          7,500        **            0           **
Steven Mills (17)           15,000        **            0           **
Marina Wolf-Schmidt (18)     2,000        **            0           **


-------------------------
**       Percentage is less than 1%.

1. Includes all shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each individual has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned).

2.      See "Plan of Distribution."

3. Based on 16,156,184 shares outstanding, which assumes the issuance of 8,066,632 shares to the stockholders of BrightLane.com, Inc.

4.      Listed holder is a director of TeamStaff.

5. Includes options to purchase 15,714 shares of common stock, 5,000 of which are nonvested and 10,000 of which are covered by this Prospectus.

6. Does not include 3,000 shares underlying warrants issued to the listed holder in connection with his resignation from the Board of Directors as part of the merger with BrightLane.com, Inc. Includes options to purchase 13,215 shares, 5,000 of which are nonvested and 10,000 of which are covered by this Prospectus.

7. Includes options to purchase 13,125 shares of common stock, 5,000 of which are nonvested and 10,000 of which are covered by this Prospectus. Also includes warrants to purchase 10,000 shares of common stock, which are not covered by this Prospectus.

8. Does not include 11,000 shares underlying warrants issued to the listed holder in connection with his resignation from the Board of Directors as part of the merger with BrightLane.com, Inc. Includes options to purchase 15,714 shares, 5,000 of which are nonvested and 10,00 of which are covered by this Prospectus.

9. Does not include 2,000 shares underlying warrants issued to the listed holder in connection with his resignation from the Board of Directors as part of the merger with BrightLane.com, Inc. Includes options to purchase 12,857 shares, 5,000 of which are nonvested and 10,000 of which are covered by this Prospectus.

10. Includes nonvested options to purchase 5,000 shares of common stock covered by this Prospectus. Includes an aggregate of 147,790 shares owned by or on behalf of certain of the listed holder's family members and as to which shares the listed holder expressly disclaims beneficial ownership.

11. Listed holder is the Chief Executive Officer of TeamStaff. Listed shares include options to purchase 428,572 shares of common stock, 200,000 of which are nonvested and 300,000 of which are covered by this Prospectus.

12. Listed holder is the Chief Financial Officer of TeamStaff. Listed shares include options to purchase 251,429 shares of common stock, 100,000 of which are nonvested and 150,000 of which are covered by this prospectus.

13. Listed shares include options to purchase 22,500 shares of Common Stock exercisable at $3.4688 until October 2, 2005 which are being registered in this registration statement.

14. Listed shares include options to purchase 10,000 shares of Common Stock exercisable at $3.4688 until October 2, 2005 which are being registered in this registration statement.

15. Listed Shares are underlying options to purchase common stock of the Company exercisable at $3.4688 until October 2, 2005.

16. Listed shares include options to purchase 7,500 shares of Common Stock exercisable at $3.4688 until October 2, 2005 which are being registered in this registration statement.

17. Listed Shares are underlying options to purchase common stock of the Company exercisable at $2.87 until July 14, 2005.

18. Listed Shares are underlying options to purchase common stock of the Company exercisable at $5.25 until February 12, 2006.

19. Includes nonvested options to purchase 5,000 shares of common stock covered by this Prospectus. Ms. Wolken serves as the nominee of Nationwide Financial Corporation and is the Senior Vice President of Product Management and Marketing of Nationwide Financial Services. Listed shares include 2,256,488 shares owned by Nationwide Financial Services. Ms. Wolken disclaims beneficial ownership of all shares owned by Nationwide Financial Services.

                              PLAN OF DISTRIBUTION

        The common stock covered by this prospectus will be issued by Teamstaff upon the exercise by the holders of the options. These shares of common stock may be offered and sold from time to time by the selling security holders, and pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling security holders as a pledge, gift or other non-sale related transfer. The shares of common stock covered by this prospectus may be sold from time to time directly by any selling security holder or, alternatively, through underwriters, broker-dealers or agents, including in one or more of the following transactions:

-       on the Nasdaq Stock Market;

-       on the over the counter market;

- in transactions other than on the Nasdaq Stock Market or over the counter market, such as private resales;

-       in connection with short sales;

-       by pledge to secure debts and other obligations;

- in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options;

-       in a combination of any of the above transactions; or

- pursuant to Rule 144 under the Securities Act, assuming the availability of an examination from registration.

        The selling security holders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices. In addition, such sales may be effected in transactions which may involve block trades or transactions in which the broker acts as agent for the seller and the buyer.

        In connection with sales of the shares of common stock, any selling security holder may:

- enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock issuable upon the exercise of the options in the course of hedging the positions they assume;

- sell short and deliver shares of common stock issuable upon the exercise of the options to close out the short positions; or

- loan or pledge shares of common stock issuable upon the exercise of the options to broker-dealers that in turn may sell the securities.

        The selling security holders and any broker-dealers, agents or underwriters that participate with the selling security holders in the distribution of the shares of common stock covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling security holders on the resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. Broker-dealers that are used to sell shares will either receive discounts or commissions from the selling security holders, or will receive commissions from the purchasers for whom they acted as agents. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        In addition, each selling security holder will be subject to applicable provisions of the Exchange Act of

1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling security holders.

        We will make copies of this prospectus available to the selling security holders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares. We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. In addition, we will file a supplement to this prospectus upon being notified by a selling security holder that a donee or pledgee intends to sell more than 500 shares.

        There can be no assurance that the selling security holders will sell all or any of the common stock.

        The selling security holders and us have agreed to customary indemnification obligations with respect to the sale of common stock by use of this prospectus.

                             REPORTS TO SHAREHOLDERS

        Our company distributes annual reports to its stockholders, including financial statements examined and reported on by independent public accountants, and will provide such other reports as management may deem necessary or appropriate to keep stockholders informed of our company's operations.

                                  LEGAL MATTERS

        The legality of the offering of the shares will be passed upon for us by Goldstein & DiGioia, LLP, 369 Lexington Avenue, New York, New York l00l7.

                                     EXPERTS

        The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement pertaining to TeamStaff, Inc., have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

        The financial statements of BrightLane.com, Inc. (a development stage company) as of December 31, 1999 and 2000 and for the periods May 7, 1999 (Date of Inception) through December 31, 1999 and the year ended December 31, 2000 and the period May 7, 1999 (Date of Inception) through December 31, 2000, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

        Our company has filed a Registration Statement under the Act with the Securities and Exchange Commission, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to our company and such securities, reference is made to the registration statement and to the exhibits and schedules filed therewith. Each statement made in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The registration statement, including exhibits thereto, may be inspected without charge to anyone at the office of the Commission, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the Commission's charge for copying.

                           FORWARD LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We desire to avail ourself of certain "safe harbor" provisions of these Acts and are therefore including this special note to enable us to do so. Forward-looking statements often, although not always, include words or phrases like "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "project," "outlook," or similar expressions. We have based these forward-looking statements on our current expectations and assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements. These risks and uncertainties include, but are not limited to, those set forth under "Risk Factors" in this joint proxy statement/prospectus. The forward-looking statements contained in this prospectus include statements about the following:

        - our ability to integrate TeamStaff's and BrightLane's businesses and operations;

        -       regulatory and tax developments;

        -       changes in our direct costs and operating expenses;

        - the effectiveness of our sales and marketing efforts, including our marketing arrangements with other companies, such as First Union Corporation, to market our services and products to their customers and our ability to effectively service such customers;

        - our ability to implement our goals of developing an Internet-based process to market and deliver our services to clients and employees; and

        -       changes in the competitive environment in the PEO industry.

        For additional information that could cause actual results to differ materially from those described in the forward-looking statements, please see TeamStaff's quarterly results on Form 10-Q and its annual report on Form 10-K that TeamStaff and other Exchange Act filings that are made by it with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 3.          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, heretofore filed by TeamStaff with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

        - Our Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

        - Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001.

        -       Our Report on Form 8-K dated April 17, 2001.

        -       Our Report on Form 8-K dated August 30, 2001.

        - Our Report on Form 8-K dated September 7, 2001 as amended by Amendment No. 1 filed on November 2, 2001.

        - Our Registration Statement on Form S-4/A filed with the Securities and Exchange Commission on August 3, 2001, including our Joint Proxy Statement and Prospectus dated August 7, 2001.

        - A description of our common stock contained in our registration statement on Form 8-A filed April 27, 1990.

        All documents that we file subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post- effective amendment which indicates that all Shares offered hereby have been sold or which deregisters all Shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement of which this Prospectus forms a part.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Our company's By-Laws require us to indemnify, to the full extent authorized by Section 14A:3-5 of the New Jersey Business Corporation Act, any person with respect to any civil, criminal, administrative or investigative action or proceeding instituted or threatened by reason of the fact that he, his testator or intestate is or was a director, officer or employee of our company or any predecessor of our company is or was serving at the request of our company or a predecessor of our company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

        Section 14A:3-5 of the New Jersey Business Corporation Act authorized the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys fees) in connection with defending any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable for negligence or misconduct, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful.

        In accordance with Section 14A:2-7 of the New Jersey Business Corporation Act, our company's Certificate of Incorporation eliminates the personal liability of officers and directors to our company and to stockholders for monetary damage for violation of a director's duty owed to our company or our shareholders, under certain circumstances.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, our company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable

ITEM 8. EXHIBITS.

The following exhibits are filed herewith.

        The exhibits designated with (**) are filed herewith. All other exhibits have been previously filed with the Commission and, pursuant to 17 C.F.R. Secs. 20l.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits.

EXHIBIT NO.                     DESCRIPTION
-----------                     -----------

4.1 -           Form of Common Stock Certificate (Exhibit 4.1 to Registration
                Statement on Form S-18, File No. 33-46246-NY)

4.2 - 2000 Employee Stock Option Plan (Exhibit B to Proxy Statement dated March 8, 2000).

4.3 -           2000 Non-Executive Director Stock Option Plan (Exhibit C to Proxy
                Statement dated March 8, 2000).

5.1** -         Opinion of Goldstein & DiGioia, LLP re: Legality of Shares.

EXHIBIT NO.                     DESCRIPTION
-----------                     -----------
23.1 ** --      Consent of Arthur Andersen LLP.

23.2** -        Consent of Deloitte & Touche, LLP.

23.3** -        Consent of Goldstein & DiGioia, LLP, contained in exhibit 5.

ITEM 9. UNDERTAKINGS

We hereby undertake:

A. (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of th Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment an of the securities being registered which remain unsold at the termination of the offering.

        (4) (i) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

                (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) For purposes of determining any liability under the Securities Act o 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Somerset, New Jersey, on November 13, 2001.

                               TEAMSTAFF, INC.

                               By: /s/ Donald W. Kappauf
                               -----------------------------------------------
                               Donald W. Kappauf
                               Chief Executive Officer, President and Director


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints Donald W. Kappauf his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be don in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney- in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on our behalf and in the capacities and on the dates indicated.

NAME                            TITLE                                  DATE
----                            -----                                  ----

/s/ Donald W. Kappauf           Chief Executive Officer, President     November 13, 2001
-----------------------         and Director
Donald W. Kappauf


/s/ T. Stephen Johnson          Chairman of the Board                  November 13, 2001
-----------------------
T. Stephen Johnson


/s/ Karl W. Dieckmann           Vice-Chairman of the Board             November 13, 2001
-----------------------
Karl W. Dieckmann


/s/ David M. Carroll            Director                               November 13, 2001
-----------------------
David M. Carroll


/s/ Martin J. Delaney           Director                               November 13, 2001
-----------------------
Martin J. Delaney


/s/ Susan A. Wolken             Director                               November 13, 2001
-----------------------
Susan A. Wolken

NAME                            TITLE                                  DATE
----                            -----                                  ----

/s/ William J. Marino           Director                               November 13, 2001
-----------------------
William J. Marino


/s/ Donald MacLeod              Director                               November 13, 2001
-----------------------
Donald MacLeod


/s/ Donald T. Kelly             Chief Financial Officer and            November 13, 2001
-----------------------         Principal Accounting Officer
Donald T. Kelly